Exhibit 99.1

CORPORATE PARTICIPANTS

Jim Shaffer

Casey’s General Stores - CFO

Bill Walljasper

Casey’s General Stores - VP - Human Resources

CONFERENCE CALL PARTICIPANTS

Dennis Telzrow

Stephens Inc. - Analyst

Jay Levy

Credit Suisse First Boston - Analyst

Kiernan McCabe

Merrill Lynch - Analyst

Fred Spees

Spees Thorson Capital - Analyst

Pat English

FMI - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Quarter 3, 2004 Casey’s General Store earnings conference call. My name is Carol (ph) and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Jim Shaffer, Chief Financial Officer. Sir, please go ahead.

Jim Shaffer - Casey’s General Stores - CFO

Good morning and thank you for joining us on this call to discuss Casey’s results for the third quarter ended January 31st. I’m Jim Shaffer. Ron Lamb, CEO; John Harmon, Secretary-Treasurer; and Bill Walljasper, Vice President Finance, are also here. I hope all of have already seen the press release. If you haven’t, please let me know and I will fax a copy to you. My direct telephone number is 515-965-6107. Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2003 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I will take a few minutes to summarize and then open for questions. This was a challenging quarter. Earnings were 12 cents per share for the quarter, down from 16 cents the prior third quarter. I will get into the detail of the categories, but first I will discuss the four significant issues for the quarters. Those are the decrease in gasoline gross profit, the decrease in cigarette sales and margin, the change from LIFO to FIFO for gasoline, and the income tax changes.

The gasoline margin was under pressure for the entire quarter. The cost of gasoline was rising nearly every week, which is the worst environment for our margin. The quarterly margin was down 2.8 cents, which equates to $6.8 million of gasoline gross profit. That is nearly 9 cents a share. If you consider the shortfall from the historical margin of 10.5 cents, the effect is about 5 cents a share. Typically, we see the margins expand when the cost is decreasing. We have not seen that yet, but eventually, we expect the costs to come back down.

Cigarettes have been under pressure for the last few months. The manufacturers changed their wholesale discounts and retail display allowances. Last fall, as we were renegotiating those contracts, we made some changes in the low-cost brands being emphasized. The combination of events created some disruption in the category and sales suffered. In January, we resolved the issues. Our new contracts offer greater flexibility and we have several low-cost brands. February results look promising. We are seeing positive trends in both unit sales and margin. While the transition resulted in a temporary reduction in sales and gross profit, the benefits of the new contract should be reflected in the current and future quarters. Cigarettes are an important destination product. Some customers will purchase gasoline at the same location where they buy cigarettes. There may have been some adverse effect on gasoline sales while we were adapting to the cigarette issues.

In the third quarter of fiscal 2004, the Company changed from LIFO to FIFO for valuing gasoline inventory. The change was adopted because the FIFO method better measures the current value of gasoline inventory, provides a more accurate reflection of the Company’s financial position, and more closely matches the actual costs and revenues. The historical financials presented were adjusted in accordance with GAAP to reflect FIFO valuation, and prior year’s earnings per share were adjusted to 16 cents per share from the 14 cents per share originally reported.

During the quarter the Company completed a comprehensive review of income tax, resulting in an adjustment to income tax expense. The Company’s estimated effective rate is being changed to 35.6 percent for fiscal 2004. The rate was 36.5 percent in the prior quarter and 37.2 percent for the nine months ended January 31, 2003. The provision for the third quarter includes a favorable adjustment of approximately $400,000 due to the year-to-date effective rate change, and onetime tax benefits of approximately $2.5 million. The project was initiated last summer after changes in some state tax laws prompted us to review our state and local tax situation. The project was completed in the third quarter, prior to the filing dates for fiscal 2003. The Company incurred approximately $500,000 of onetime expenses associated with the comprehensive review. Those are included in operating expenses.

The summary of the effect on earnings per share of those four items is as follows. We earned 12 cents in the quarter. Without the tax benefit, net of expense, we would have earned about 7 cents. If we had experienced the 10.5 cent historical gas margin, we would have added about 5 cents per share, and the effect of the reduction of cigarette gross profit was about 3 cents per share. Now Bill Walljasper will provide some highlights for the quarter.

Bill Walljasper - Casey’s General Stores—VP—Human Resources

As Jim already discussed, cigarettes, the grocery and general merchandise without cigarettes was positive both in terms of sales and margin. Sales were up nearly 8 percent and margin up 140 basis points. The category was lifted with seasonal and specialty merchandise, New Age drinks, and a positive merchandising aided by the data gained from point-of-sale system. Prepared food continues to do well. For the quarter, sales were up 7.9 percent and the margin was 60.3 percent, resulting in gross profit of $26.5 million, up $1 million from the third quarter a year ago.

We now have 395 stores on full point-of-sale and expect the number to increase to 450 by the end of April. The data is helping us make better decisions about which products to offer and where to locate those product within our store. We are also using the data to differentiate the cigarette mix by location to better meet market demand. We believe this project is contributing to the improved sales and margin.

On the balance sheet, year-to-date we have increased cash and cash equivalents to 46 million, and inventories are up 7 million, primarily due to gasoline costs. Long-term debt net of current maturities is 147 million, down 15 million. Shareholders’ equity has increased 35 million year-to-date. Cash flow from operations is 72.8 million year-to-date compared with 60.3 million at this time last year. We have used 58.4 million for capital expenditures, compared with 49.8 million at this time last year.

This year, we have built 15 new stores, acquired 9 franchise stores, and 4 nonfranchise stores. We expect to add another 15 acquisitions in the fourth quarter. The acquisition area continues to be positive. Our goal at the beginning of the fiscal year was to acquire 25 locations. We will exceed that goal this fiscal year. Difficult economic conditions bring about opportunities and we are seeing an increase in the amount of opportunities in the pipeline for potential acquisition, and we remain optimistic in this area as we move forward.

At (ph) the Board meeting this week, the Board of Directors declared a quarterly dividend of 3.5 cents per share for shareholders of record February 2, payable February 16. They also filled two vacancies on the Board. The new directors are Johnny Danos. Johnny is the president of the Greater Des Moines Community Foundation and he was with KPMG for 31 years, including serving 12 years as a managing partner. Johnny brings vast financial expertise to the board. William Kimball is a retired Chairman and CEO of Medicap Pharmacies, a national franchiser of community retail pharmacies, and he brings a vast business expertise as well as retail experience. So the Board is now — all the positions on the Board are now filled, with six independent directors and three insiders. That concludes my remarks. We will now take your questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) Dennis Telzrow of Stephens Inc.

Dennis Telzrow - Stephens Inc. - Analyst

Jim, I think you mentioned a 2.5 million favorable tax. That was, I think, for local and state taxes. Is that correct?

Jim Shaffer - Casey’s General Stores - CFO

Yes, it’s heavily state taxes—some federal taxes as well. And as I mentioned, this was a study that we had started last summer. We worked on it for some time and completed it in the third quarter. Of that, there was $40,000 that was really the effect of more accurately setting the tax rates for fiscal 2004, and then 2.5 million of onetime tax benefits. Then, as I mentioned, we had about $500,000 of associated expense with that, that was included in the operating expenses.

Dennis Telzrow - Stephens Inc. - Analyst

You mentioned that you restated numbers for FIFO — did the fourth quarter of last year change?

Jim Shaffer - Casey’s General Stores - CFO

Yes, when we restated the fourth quarter a year ago, that changed the earnings per share for the quarter from 14 cents to 16 cents. So that gave us actually a tougher comparison this quarter than we would have otherwise had. It is really a timing issue. It balances out over time, but it was just an additional complication in the gasoline inventory that we had wanted to get rid of for some time, and this quarter we finally did it.

Dennis Telzrow - Stephens Inc. - Analyst

In the fourth quarter, which is the quarter we are in now, will that change from last year’s 14 cents? Is that what you are talking about?

Jim Shaffer - Casey’s General Stores - CFO

I’m sorry. I thought you were talking about the third quarter.

Dennis Telzrow - Stephens Inc. - Analyst

No, I have the third quarter.

Jim Shaffer - Casey’s General Stores - CFO

The fourth quarter a year ago, we reported 14 cents after adjustments for this change, and stating it on a FIFO basis, it will actually be 11 cents.

Dennis Telzrow - Stephens Inc. - Analyst

Eleven cents last year?

Jim Shaffer - Casey’s General Stores - CFO

Yes, adjusted for —.

Dennis Telzrow - Stephens Inc. - Analyst

Where does that show up in the line items? How does that flow through the income statement?

Jim Shaffer - Casey’s General Stores - CFO

It shows up in the gasoline margin, so it shows up in gasoline gross profit.

Dennis Telzrow - Stephens Inc. - Analyst

Okay, so the gas margin last year will be lower than it was originally stated.

Jim Shaffer - Casey’s General Stores - CFO

The fourth quarter gas margin, now that it’s adjusted is 10.4 cents, so that is the comparison we are up against for Q4.

Dennis Telzrow - Stephens Inc. - Analyst

I think it was 11.4 under LIFO, is that right?

Jim Shaffer - Casey’s General Stores - CFO

I believe that is correct.

Dennis Telzrow - Stephens Inc. - Analyst

You’re trying to make our life tough, Jim.

Jim Shaffer - Casey’s General Stores - CFO

Well, Dennis, we are really trying to make it simpler, because LIFO is one of those things if you get a big increase in the gasoline costs late in the quarter, we would get hit with a LIFO adjustment on top of being on already difficult quarter for margins. Because it seemed like when the margins were under the most stress was when we would get an adverse LIFO adjustment.

Dennis Telzrow - Stephens Inc. - Analyst

I agree. It makes it much easier. What did the year end up being last year, or is this stuff going to be in the Q?

Jim Shaffer - Casey’s General Stores - CFO

The year last year, the gas margin for the entire year is 11 cents. And the earnings per share for the entire year is 80 cents, unchanged, so it was just a difference between quarters.

Dennis Telzrow - Stephens Inc. - Analyst

Okay.

Jim Shaffer - Casey’s General Stores - CFO

For the whole year, it pretty much netted out.

Dennis Telzrow - Stephens Inc. - Analyst

Fair enough. Acquisition wise, you mentioned you’re going to do — what will the year total? You said you will do more than 25.

Jim Shaffer - Casey’s General Stores - CFO

Right now we are scheduled for 28 acquisitions for this particular fiscal year, Dennis. I suppose that could change. It’s unlikely coming into the fourth quarter. But it looks like we’re going to do about 28 this fiscal year and we’re hoping, as I mentioned in the previous conference call last earnings release, we’re hoping to ramp that up for the next year.

Bill Walljasper - Casey’s General Stores - VP - Human Resources

And as I mentioned in my comments, Dennis, difficult economic conditions do bring about opportunities, and we are seeing an increase in the potential acquisitions into the pipeline.

Dennis Telzrow - Stephens Inc. - Analyst

One of your competitors — and I don’t know if you have too many stores up against them — filed for bankruptcy, Get-N-Go (ph). Is that a material competitor in Kansas and Missouri?

Unidentified Company Representative

The Get-N-Go have a few locations in our area, and we certainly look at all opportunities, and that would probably be one of them, as well. But for the most part, they are out of our area.

Dennis Telzrow - Stephens Inc. - Analyst

All right. Thank you.

Operator

Jay Levy (ph) of Credit Suisse First Boston.

Jay Levy - Credit Suisse First Boston - Analyst

Just a question on — at the current run rate of gas into the fourth quarter here, are we going to be looking at a similar year-over-year decline in gross profit per gallon, assuming the rate of the wholesale price holds steady at this rate?

Jim Shaffer - Casey’s General Stores - CFO

What we’ve seen just recently, Jay, the margin still is under a lot of pressure for the month of February. We have seen some improvement in the gallons in the month of February. So we think we are more optimistic on the gallons for the quarter. On the margin side, just in the last few days, we have seen the retail prices come up. And it looks like to some extent this increasing cost is finally being reflected at the retail level. So if this continues, that could take some of the pressure off the fourth quarter margin after, as I say, a very difficult quarter.

Jay Levy - Credit Suisse First Boston - Analyst

Right. In regard to the switch to FIFO, how fast is your gasoline inventory turning?

Jim Shaffer - Casey’s General Stores - CFO

We probably have four days’ supply, so it turns pretty fast.

Jay Levy - Credit Suisse First Boston - Analyst

Okay. And final question with regard to the acquisitions, it would seem like with all the short-term pressures here, it is a little bit of a buyers’ market. Can you maybe discuss what’s going on with the multiples you’re looking at or the pipeline?

Bill Walljasper - Casey’s General Stores—VP—Human Resources

The multiples that we are seeing historically in the acquisition is about 3.5 to 5 times EBITDA, and that’s what we’re seeing going forward. But as I mentioned, there are some difficult economic times. It does bring about opportunities, and we certainly want to buy those opportunities correctly, after we do our appropriate due diligence. But that is right now and historically how we have been — about 3.5 to 5 times EBITDA.

Jay Levy - Credit Suisse First Boston—Analyst

Great, that’s all my questions.

Operator

(OPERATOR INSTRUCTIONS) Kiernan McCabe (ph) of Merrill Lynch.

Kiernan McCabe - Merrill Lynch—Analyst

I think part of it was answered in the previous question. But I had another question on the margins. I guess on the grocery margins, would it be fair to say going forward, probably, the 31 percent area be reasonable, or how do you — how is your lookout on that particular margin?

Jim Shaffer - Casey’s General Stores—CFO

Well, right now, we are optimistic about the grocery margins. Year-to-date, if you take the cigarettes out, our grocery and general merchandise margin is up 100 basis points, so we are making a lot of gains, as we expected to, there. The problem has been cigarettes. And while cigarettes were under a lot of pressure particularly in the third quarter, we think we have solved the issues, and at least fourth quarter over third quarter, we are seeing strong improvements, and we think we will get some gains there. So I am optimistic that we can get back on a track of improving this margin in Q4 and particularly Q1 of ‘05.

Kiernan McCabe - Merrill Lynch—Analyst

Great, thank you very much.

Operator

Fred Spees (ph) of Spees Thorson (ph) Capital.

Fred Spees - Spees Thorson Capital—Analyst

One disadvantage of the prices, as you approach some number, doesn’t that started affecting demand negatively? And what is that number?

Jim Shaffer - Casey’s General Stores—CFO

On gasoline?

Fred Spees - Spees Thorson Capital—Analyst

Yes.

Jim Shaffer - Casey’s General Stores—CFO

I’m not sure that it hasn’t had some affect even in the third quarter, because people do tend to conserve more, and we have seen some very high prices. And so, I think that has had some adverse effect on demand. We are going into a better weather environment and more driving environment, and I think that will help. So hopefully, as these prices top out and begin to come down, we will see that reverse. And as I say, we are seeing some improved demand right now.

Fred Spees - Spees Thorson Capital—Analyst

And it’s hard to tell which is the horse and the cart, but your same-store sales in grocery and gasoline are negative. Are you losing market share? Which one is driving that?

Jim Shaffer - Casey’s General Stores—CFO

I think the problem on the grocery category again is cigarettes, because that was the issue. If you looked at same-store sales for grocery and general merchandise without cigarettes, in the quarter, we were up 4.5 percent, and year-to-date, we are up 3.8 percent. So I think our same-store sales other than cigarettes are doing fine. Cigarettes are creating some noise and I think there’s a couple of factors in cigarettes. One is the reduction in the — as the consumer shifts to a cheaper brand, that has an adverse effect on the sales number, so that has had an effect. But I think even that will improve as we go into the fourth quarter.

Fred Spees - Spees Thorson Capital—Analyst

Are your margins higher on the more commodity than the branded?

Jim Shaffer - Casey’s General Stores—CFO

In some cases, yes, and as a matter-of-fact we have one discount brand where I think probably the cents per pack margin is as good or maybe slightly better than the premium cigarettes. So I think the lower-tier brands will do very well for us.

Fred Spees - Spees Thorson Capital—Analyst

Last question, last year you bumped the dividend significantly. Your yield is still only point something or other. I hope the Board is looking at seriously a large increase again, since you have cash and you will be building.

Jim Shaffer - Casey’s General Stores—CFO

Traditionally, the Board has looked at that in the June time frame, so I can’t speak for the Board, but I would think it would at least be on the table at that time.

Fred Spees - Spees Thorson Capital—Analyst

Thank you very much.

Operator

Gentlemen, there are no further questions in queue at this time. I will turn the presentation back Mr. Jim Shaffer for his closing remarks — I beg your pardon, sir, you do have question. Pat English (ph) of FMI (ph).

Pat English - FMI—Analyst

Jim, looking at the gas margin situation again for a short-term issue and a long-term issue, on a short-term basis it has been discussed several times by you guys that the store managers have a different incentive program in place to drive gross margin dollars and not just revenues. And with rising gas prices out there in the marketplace, I am wondering why that didn’t have a more positive impact on the gas margin in the quarter. Then I have a follow-up.

Jim Shaffer - Casey’s General Stores—CFO

The answer to that, Pat, quite honestly, I think without that change, it would have been worst. I think what we had this quarter was just an extraordinary situation, and I think this was maybe particularly bad in the Midwest. I think if you went to the coast, it would look somewhat better than this. But as gas prices just continually went up, we continually had a lot of competitive pressure and just didn’t have the opportunity to expand that margin. So I think this was really an environmental situation that the economic environment we were in, and I think the store managers did what they could. I don’t think there was any more room in that.

Pat English - FMI—Analyst

On the longer-term basis, again, this issue goes back multiple years, but the issue of the cost side on the gasoline. There are players out there doing 2 and 3 cents better per gallon on gross margin. I do not know how much of that is due to cost advantages or programs that they have in place that are working better than your programs, but it doesn’t seem like we’ve made much progress on the cost side of this equation. So I want to revisit that issue again.

Jim Shaffer - Casey’s General Stores—CFO

Well, to some extent, as you’re looking to some of those comparisons, there are big territorial differences. I have seen some stats about the difference between Midwestern margins and the West Coast margins and they are quite extreme, the published numbers that I’ve seen. So I think there’s a big territorial difference. Some of the companies that have had a big California presence this year probably did pretty well.

Pat English - FMI—Analyst

How about just in the Midwest?

Jim Shaffer - Casey’s General Stores—CFO

Within the Midwest, there are so differences states to state, but I think within our territory, I think we are probably doing about as well as we can do in this environment. And like I said, when this flips, I think we will get some benefits.

Pat English - FMI—Analyst

What are you doing on the cost side. There were discussions about improving the purchasing operation and hiring some more talent in that area, and so on. And I guess I haven’t heard any — I know Kwik Trip out of La Crosse is doing significantly better margins and they operate in the Midwest, so what are you doing?

Jim Shaffer - Casey’s General Stores—CFO

They do have a major presence in Wisconsin, where there are some legislative gasoline laws that would support a (technical difficulty). And I think they have a fairly big presence in the state of Wisconsin. So that may be a big factor in their numbers. As far as what we are doing, we have added some additional financial expertise to the Company. We are doing a little more work in that regard right now. So I think we have improved our purchasing procedures and strengthened that area. And like I say, this was just a tough environment. I think without some of the changes we would have made it would not have been this good.

Pat English - FMI - Analyst

Okay.

Operator

(OPERATOR INSTRUCTIONS) Ladies and gentlemen, this concludes the question-and-answer portion of today’s conference call. I will now turn the presentation back to Jim Shaffer for his closing remarks.

Jim Shaffer - Casey’s General Stores - CFO

Thank you for joining us for the call and, like I say, it was a challenging and disappointing quarter and we hope to show you a better quarter when we report the fourth-quarter earnings to you. And thank you all very much.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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